Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

March 18, 2025

Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, Montana 59714

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File No. 333-276721) (the “Registration Statement”), filed by Bridger Aerospace Group Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on February 6, 2024. The Registration Statement includes a base prospectus (as amended and supplemented from time to time by one or more prospectus supplements) covering the issuance and sale from time to time in at-the-market offerings of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), having an aggregate offering price of up to $100,000,000. The Shares are to be sold by the Company pursuant to that certain Sales Agreement, dated March 18, 2025 (the “Sales Agreement”), between the Company and Stifel, Nicolaus & Company, Incorporated and Canaccord Genuity LLC (together, the “Agents”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement (and the exhibits thereto); the Company’s base prospectus dated February 6, 2024 (the “Base Prospectus”), as amended and supplemented by the Company’s prospectus supplement dated March 18, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), in each case relating to the issuance and sale from time to time by the Company to or through the Agents of the Shares pursuant to the Sales Agreement and in the forms filed with the SEC pursuant to Rule 424(b) under the Securities Act; the Sales Agreement; the amended and restated certificate of incorporation of the Company (the “Charter”); the amended and restated bylaws of the Company (the “Bylaws”); and the resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”) relating to the Registration Statement and the Sales Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

1

Bridger Aerospace Group Holdings, Inc.

March 18, 2025

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares pursuant to the Sales Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when: (i) the Board or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Charter, the Bylaws and the Resolutions authorizing the issuance and sale of such Shares and resolutions authorizing the number of Shares to be offered, issued and sold by the Company from time to time and the respective purchase prices, the Agents’ discounts or commissions, and times and dates of offering, issuance and sale, and the offering, issuance and sale thereof; and (ii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof, in each case in accordance with the Sales Agreement.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares:

(i)	the applicable Shares being offered will be issued and sold as contemplated in the Sales Agreement and Prospectus;

(ii)	with respect to any issuance of Shares in uncertificated form, the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law;

(iii)	the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof;

(iv)	the Charter, the Bylaws and the Resolutions, each as currently in effect, will not have been modified or amended and will be in full force and effect; and

(v)	the Company will have a number of authorized and unissued shares of Common Stock sufficient to provide for the issuance of all of the Shares pursuant to the transactions contemplated above.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP